UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   September 18, 2007

FORCE PROTECTION, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-22273	84-1383888
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

9801 Highway 78, Building No. 2, Ladson, SC		29456
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code   (843) 740-7015

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐          Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐          Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐          Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐          Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02  DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On September 18, 2007,  our Board of Directors elected John S. Day to serve on the Board of Directors of Force Protection, Inc.  The Board has resolved that Mr. Day will serve on the Audit and Compensation Committees of Force Protection, Inc.

Mr. Day has over 30 years of experience in the accounting profession serving a broad range of large publicly owned clients. He has assisted numerous clients with financial transactions, including dealing with investment bankers, underwriting counsel and SEC responses. Mr. Day joined Arthur Anderson in 1976 and was admitted as an audit partner in 1986. In 2002, he joined Deloitte and Touche, LLP in Atlanta as a Director focusing on the real estate and financial services industries. Mr. Day retired from Deloitte in 2005. Mr. Day was appointed to the board of Lenbrook, LLC effective July 1, 2007 where he serves as a member of the finance committee. Mr. Day holds an AB in Economics from the University of North Carolina and an MBA from Harvard Business School.

On September 18, 2007, our Board of Directors appointed Michael Moody, age 61, to the position of President of Force Protection, Inc.  Mr. Moody has served as a Director since September 2006 and will continue to serve on the Board of Directors.

Mr. Moody has over 40 years of experience in operational management, reorganizations, acquisitions and business transformation.    He has served as a leader of companies in the capacity of senior executive officer and senior financial officer. Mr. Moody served as a principal for Westsource Financial Services, Inc. where he provided business and financial advisory services to privately held businesses from 2005 to 2007.  Mr. Moody was the Chief Operating Officer at the London American General Agency from 2003 to 2005 and served as Senior Vice President of Corporate Development for Magna Carta Companies from 1995 to 2001, where he was a member of the Board of Directors.  Mr. Moody is a Certified Practicing Accountant with extensive domestic and international, investment banking experience.  Mr. Moody holds a B.A. in Economics from Macquarie University in Sydney, Australia.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Force Protection, Inc.
(Registrant)

Date September 24, 2007
	By:	/s/ Gordon McGilton
Gordon McGilton
Chief Executive Officer